Exhibit 10.2
Valeant Pharmaceuticals International, Inc.

              CONSULTING AGREEMENT
This consulting agreement (“Agreement”) is dated December 23, 2010 (“Effective Date”) by and between Valeant Pharmaceuticals International, Inc., with an address at 7150 Mississauga Road Mississauga, Ontario L5N 8M5 (“Company”), and Margaret Mulligan with an address on file with Company (“Consultant”).
     WHEREAS, Company desires to obtain the advice and assistance of the Consultant in the areas of finance and accounting and other related areas;
     WHEREAS, Consultant desires to provide such services to Company.
     NOW, THEREFORE, Company and Consultant, for good and valuable consideration, the sufficiency of which is acknowledged, agree as follows:
1. Term; Termination. The term of this Agreement shall commence as of the Effective Date and shall expire six (6) months thereafter (the “Term”); provided that Company or Consultant may terminate this Agreement by written notice at any time prior to the end of the Term. During the Term, Consultant shall notify Company prior to providing services to or accepting employment with any third party. Upon payment of any accrued and unpaid amounts under this Agreement, Company shall be released from any and all obligations under this Agreement.
2. Services; Payment.
(a) Consultant agrees to perform for Company such services as requested by Company from time to time (“Services”), and all obligations, duties, responsibilities and requirements for the successful completion of such Services, including reasonable travel as requested by Company, in accordance with the terms and conditions set forth herein. Consultant shall not be required, but may choose, to perform more than forty (40) hours of Services per month
(b) In exchange for the Services performed hereunder, Company agrees to pay the Consultant forty thousand US dollars (US$40,000.00) per month. Company shall also be accountable for any goods & services or other such value added taxes as required. In measuring a “month” under this Agreement, the first month shall commence on December 23, 2010 and each monthly period shall expire the 22nd day of the applicable month. Compensation for any partial month due to the early termination of the Agreement will be prorated as of the date of termination. No portion of this payment shall be made in advance.
(c) The Parties acknowledge that such payment is adequate consideration and fair market value for the Services rendered hereunder.
(d) Company shall reimburse Consultant for any reasonable and documented out of pocket travel and meal expenses incurred by Consultant in providing the Services, provided that they are consistent with Company’s Travel Policy and detailed on the Consultant’s invoice, and that appropriate proof of expenditure is provided upon request. Under no circumstances will Company reimburse the expenses of Consultant’s spouse or other guests or for equipment or overhead necessary for Consultant to perform Services generally.

Valeant Pharmaceuticals International, Inc.

              CONSULTING AGREEMENT
(e) Invoices (and expense reports if applicable) should be mailed to:
Valeant Pharmaceuticals International, Inc.
Accounts Payable Department
7150 Mississauga Road
Mississauga, Ontario L5N 8M5
     Company shall remit payment to Consultant within thirty (30) days of Company’s receipt of invoice.
3. Standard of Care. Consultant shall perform the Services personally, with the degree of skill and judgment reasonably and customarily exercised by professionals performing services of a similar nature, and to the reasonable satisfaction of Company. In addition, Consultant shall comply with all Company policies to safeguard the confidential information about Company, its business and its business partners. Consultant shall comply s with all of Company’s internal security procedures and policies, document and other data retention policies and other Company policies, taking into account that Consultant may perform Services from Consultant’s home office. Consultant shall provide all labor, tools, equipment and materials necessary for the performance and completion of the Services.
4. Reports. Company may request from Consultant reports during the performance of this Agreement at no additional cost or expense to Company. These reports will be provided in soft copy and Company shall bear any and all expenses of hard copy production requested by Company.
5. Independent Contractor. In all matters relating to this Agreement, Consultant shall be acting as an independent contractor. Neither Consultant, nor any affiliated employees or subcontractors, shall be the agent(s) or employee(s) of Company under the meaning or application of any federal or state laws, including but not limited to unemployment insurance or worker’s compensation laws. Consultant will be solely responsible for all income, business or other taxes, except for goods and services tax or similar value added taxes that shall be on the account of Company, such as social security and unemployment payable as a result of fees paid under this Agreement. Consultant shall not sign any agreements or make any commitments on behalf of Company, or bind Company in any way, nor shall Consultant make any public statements on behalf of or with respect to Company, in each case without prior express written authorization from Company.
6. Confidential Information. Consultant acknowledges that she will continue to be bound to the terms of the Confidentiality Agreement and Schedule, the Standards of Business Conduct, and any other policies of Company and its affiliates as they exist as at December 20, 2010 and, to the extent Company notifies Consultant of any modifications to such policies or new policies, with such new or modified policies in effect from time to time.
7. Ownership and Return of Property. All work product provided or created or inventions invented by Consultant relating to the Services (“Work Product”) shall be and remain the property of Company, which shall retain all intellectual property rights therein. Consultant agrees to execute any documents reasonably necessary to assign any right, title or other interest in such Work

Valeant Pharmaceuticals International, Inc.

              CONSULTING AGREEMENT
Product to Company. Company shall have the sole right (but not the obligation) at its sole expense to file, maintain or prosecute any patents relating to such Work Product. Upon expiration or termination of this Agreement for any reason by any party, without regard to any claims, rights or remedies either party may have against the other under this Agreement, Consultant agrees to return and deliver immediately to Company all Confidential Information, Work Product (including partial results, drafts and notes in all tangible media, including electric format) created or worked on by Consultant in the performance of the Services, together with any materials received from Company or other sources in order for Consultant to perform the Services.
8. Non-Competition. During the term of this Agreement, Consultant acknowledges and agrees that Consultant will not engage in any activity or enterprise which will (compete directly or indirectly with Company’s business. Furthermore, Consultant represents that performing the Services under this Agreement does and will not violate the terms and conditions of any agreement to which Consultant is a party.
9. Compliance with Law. Consultant agrees to comply with all applicable laws and regulations, including but not limited to occupational safety and environmental protection laws and regulations and the Foreign Corrupt Practices Act of 1977, as amended, and other similar anti-corruption laws. Consultant shall not discriminate on the basis of race, religion, age, sex, color, disability, sexual orientation, political affiliation, national or ethnic origin, or veteran status.
10. Indemnities.
(a) Consultant shall indemnify and hold harmless Company and its subsidiaries, affiliates, directors, officers, employees, representatives and agents from and against any and all claims, losses, demands, liabilities, damages, costs and expenses (including reasonable attorney’s fees) (“Losses”) to the extent such Losses arise from or result from (i) any breach of her representations, warranties or obligations under this Agreement, (ii) her violation of any applicable laws or regulations, or (iii) her negligence or willful misconduct, except to the extent that any of the foregoing arises out of Company’s obligations contained in Section 10(b) below.
(b) All indemnification obligations by Consultant under this Agreement are conditioned upon Company: (i) promptly notifying the Consultant of any claim or liability of which it becomes aware (provided that failure to comply with this notice requirement shall not eliminate the Consultant’s obligation to Company except to the extent that the Consultant is prejudiced as a result of such failure); and (ii) cooperating with the Consultant in the defense of any such claim or liability (at the Consultant’s expense).
(c) Company shall indemnify and hold harmless Consultant from and against any and all Losses to the extent such Losses arise from or result from (i) any breach of Company’s representations, warranties or obligations under this Agreement, (ii) Company’s violation of any applicable laws or regulations, or (iii) Company’s negligence or willful misconduct, except to the extent that any of the foregoing arises out of Consultant’s obligations contained in Section 10(d) below.
(d) All indemnification obligations by Company under this Agreement are conditioned upon Consultant: (i) promptly notifying Company of any claim or liability of which it becomes aware

Valeant Pharmaceuticals International, Inc.

              CONSULTING AGREEMENT
(provided that failure to comply with this notice requirement shall not eliminate the Company’s obligation to Consultant except to the extent that Company is prejudiced as a result of such failure); and (ii) cooperating with Company in the defense of any such claim or liability (at Company’s expense).
11. Governing Law and Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the Ontario, Canada, without regard to its choice of law provisions. The parties submit to the exclusive jurisdiction of the courts of Ontario, Canada, for the purposes of adjudicating any dispute relating to this Agreement.
12. Survival. The provisions of this Agreement that by their nature continue shall survive the expiration or termination of this Agreement.
13. Assignment. This Agreement may not be assigned by Consultant. Notwithstanding the foregoing, upon written notice to Company, Consultant may assign all (but not partial) rights and obligations under this Agreement to a business entity that is wholly owned by Consultant and through which Consultant shall personally perform the Services (“Permitted Assignee”); provided that Permitted Assignee shall at all times during the Term be wholly owned by Consultant and Consultant shall remain liable for any and all obligations under this Agreement. Any attempt to assign this Agreement, or subcontract any duties hereunder, except as specifically set forth in the preceding sentence, shall be null and void without the prior written consent of Company.
14. Entire Agreement; Amendment. This Agreement is the entire agreement and understanding of Company and Consultant with regard to the subject matter hereof and supersedes any and all prior communications, representations and agreements, whether written or oral. No amendment to this Agreement shall be binding on either party unless reduced to writing and duly executed by both parties pursuant to the terms of this Agreement.
     The parties, intending to be legally bound, hereby execute this Agreement below.

Valeant Pharmaceuticals International, Inc.			Consultant
By:	/s/ J. Michael Pearson		By:	/s/ Margaret Mulligan

	Print:	J. Michael Pearson		Margaret Mulligan
	Title:	Chief Executive Officer